As filed with the Securities and Exchange Commission on June 11, 2015

Registration No. 333-89655

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

Community Shores Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	38-3423227
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
of incorporation or organization)

1030 W. Norton Avenue, Muskegon, Michigan 49441

(Address of Principal Executive Offices) (Zip Code)

COMMUNITY SHORES BANK 401(K) PLAN

(Full title of the plan)

Tracey A. Welsh

Community Shores Bank Corporation

1030 W. Norton Avenue

Muskegon, Michigan 49441
(Name and address of agent for service)

231-780-1800
(Telephone number, including area code, of agent for service)

Copies of Communications to:

Bradley J. Wyatt, Esq.

Dickinson Wright PLLC

350 S. Main Street, Suite 300

Ann Arbor, Michigan 48104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

Community Shores Bank Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-89655) filed and effective October 10, 1999 (the “Registration Statement”).

The Registration Statement registered 50,000 shares of the Company’s common stock (the “Common Stock”) and an indeterminate number of interests, which were to be offered and sold pursuant to the Community Shores Bank 401(k) Plan (the “Plan”).

Effective January 20, 2012, the Common Stock was eliminated from the investment alternatives under the Plan. As a result, the Company is filing this Post-Effective Amendment No. 1 to deregister all securities that were previously registered and remain unsold or otherwise unissued under the Plan, and for which the Registration Statement has remained in effect.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muskegon, State of Michigan on June 10, 2015.

Community Shores Bank Corporation

By	/s/ Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial
Officer and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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